Exhibit (h)(11)

FORM OF EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made effective as of March 1, 2017, by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust set forth on Schedule A attached hereto (the “Fund”), and Hennessy Advisors, Inc., the Fund’s investment adviser (the “Adviser”).

RECITALS

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser, dated as of October 25, 2012, as amended or modified from time to time (the “Advisory Agreement”); and

WHEREAS, the Adviser has agreed to limit the operating expenses of Investor Class and Institutional Class shares of the Fund as set forth on Schedule A attached hereto, pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires the Adviser to implement those limits.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES.  The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Fund to the extent necessary to limit the total operating expenses of each class of shares of the Fund (exclusive of the items identified on Schedule A), to the amount of the “Maximum Operating Expense Limit” applicable to each such class of shares as set forth across from the name of each respective class of the Fund on the attached Schedule A.

2. REIMBURSEMENT OF FEES AND EXPENSES.  The Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement or which have been reimbursed in accordance with Section 1 (the “Deferred Fees”), subject to the limitations provided in this Section.  Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of the items identified on Schedule A), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the “Maximum Operating Expense Limit” for each respective class of shares of the Fund, as set forth on Schedule A.  Furthermore, the amount of Deferred Fees paid by the Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of the items identified on Schedule A) do not exceed the above-referenced “Maximum Operating Expense Limit” for each respective class of shares of the Fund.

Deferred Fees with respect to any fiscal year of the Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the preceding paragraph during the period ending three years after the end of such fiscal year are not sufficient to pay such Deferred Fees.  In no event will the Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

3. TERM.  Except with respect to Section 2 hereof, this Agreement shall be effective for the period from the date of this Agreement until February 28, 2018.  This Agreement shall automatically terminate upon the termination of the Advisory Agreement.

4. LIMITATION OF LIABILITY.  Notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

* * *

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all as of the day and year first above written.

HENNESSY ADVISORS, INC.

By:  __________________________________
Neil J. Hennessy
President and Chief Executive Officer

HENNESSY FUNDS TRUST

By: ___________________________________
Neil J. Hennessy
Chairman of the Board

Signature Page to Expense Limitation Agreement

SCHEDULE A

OPERATING EXPENSE LIMITS

Maximum Operating
Fund Name and Class of Shares	Expense Limit*

Hennessy Technology Fund
Investor Class	0.98%
Institutional Class	0.98%

*	Expressed as a percentage of the Fund’s average daily net assets.

This amount is exclusive of all federal, state and local taxes, interest, brokerage commissions, 12b‑1 fees, shareholder servicing fees payable to the Adviser, acquired fund fees and expenses (as defined in Form N‑1A under the Investment Company Act of 1940, as amended, or any successor form thereto) and other costs incurred in connection with the purchase and sale of securities, and extraordinary items.

Schedule A